Inforte Corp. To Acquire Business Intelligence
                 ----------------------------------------------
                                 Consulting Firm
                                 ---------------
    Purchase of COMPENDIT Enhances Inforte's Customer Solutions Capabilities;
                    Adds SAP Business Intelligence Expertise

Chicago - March 4, 2004 -- Customer strategy and solutions consultancy Inforte Corp. (NASDAQ: INFT), today announced that it has entered into a definitive merger agreement to acquire COMPENDIT, Inc., a leading provider of SAP Business Intelligence implementation consulting services. Under the terms of the agreement, Inforte will pay $5.5 million in cash on closing, and additional cash amounts may be paid over the next 2 years based on 2004 performance.

Privately-held COMPENDIT has achieved significant revenue growth each year since its founding in 1999. In 2003 the company had reported gross revenues of $9.6 million and an operating margin of 15%. COMPENDIT, now Inforte's SAP Practice, was founded by ex-SAP executives, some of whom wrote the book "Mastering the SAP Business Information Warehouse" (published by John C. Wiley & Sons, NY). This acquisition enhances Inforte's ability to offer analytics and business intelligence (BI) solutions through COMPENDIT's services partnership with SAP and project experience with leading clients such as NASA and Volkswagen Bank.

"The Inforte-COMPENDIT combination provides a strong blend of customer-centric strategies and business intelligence and performance management in the SAP environment," said Mark Smith, SVP Research at Ventana Research. "Inforte is now well positioned to bring business and technology expertise to companies using SAP and will drive measurable value through the analysis and predictive modeling of customer and demand information."

"Inforte helps clients develop effective customer strategies then implement technologies to enable these strategies," said Inforte Chief Executive Officer Philip Bligh. "Business intelligence solutions provide a valuable set of tools for leveraging corporate data and gaining customer insights. SAP is an industry leader, and many of our customers have tremendous amounts of their corporate data in SAP systems. COMPENDIT is a highly profitable company and a recognized leader in SAP Business Intelligence. The combination of COMPENDIT and Inforte's complementary skill sets results in a powerful value proposition for Inforte's customers and SAP's global client base."

"We have seen tremendous growth in the market for SAP BI-related services," said Kevin McDonald, CEO and co-founder of COMPENDIT. "We're excited to join a firm that so directly supplements our offerings with focused customer strategy and BI services." McDonald will head up Inforte's SAP Practice as General Manager, with the COMPENDIT management team reporting to him. COMPENDIT's 54 employees will comprise the rest of the business unit.

COMPENDIT and Inforte Corp. are both based in Chicago, and Inforte has offices across the United States, in London, England, and Dehli, India. COMPENDIT's Hamburg, Germany subsidiary, combined with Inforte's U.S. and U.K. presence enhances the firm's overall ability to service clients in the U.S. and Europe.

"This acquisition delivers exactly what clients are looking for: a way to tie their customer strategy to their business intelligence initiatives," said Joshua Greenbaum, principal of Enterprise Applications Consulting, Berkeley, CA. "Inforte now leads with some of the strongest resources available to address the exploding market need around the strategy and implementation of SAP Business Intelligence solutions."

Nick Heyes, Inforte's chief financial officer, stated, "This investment represents a big step forward in our strategic growth plan. We have already started to integrate COMPENDIT into our demand and cost forecasting processes and we expect this acquisition to be accretive to earnings during 2004. We have updated our guidance for 1Q04 and we will provide further guidance updates at our first quarter earnings call."

Based on the anticipated closing of this acquisition, Inforte's updated 1Q04 guidance is outlined below. All revenue figures are net revenue.

        o Inforte is raising its net revenue guidance for 1Q04. Net revenue guidance for 1Q04 is now a range of $9.0 million to $10.0 million. Previously, net revenue guidance for 1Q04 was a range of $8.5 million to $9.5 million.

        o EPS guidance for 1Q04 remains unchanged at a range of $0.00 to $0.04.

The board of directors of Inforte and COMPENDIT have approved the acquisition. The acquisition is expected to close within the next one to two weeks and is subject to the satisfaction of customary closing conditions.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from forward-looking results for a number of reasons, including but not limited to, Inforte's ability to:
(i) effectively forecast demand and profitably match resources with demand during a period of tight client budgets and lower spending levels, and when worldwide economic and geopolitical uncertainty is high; (ii) attract and retain clients and satisfy our clients' expectations; (iii) recruit and retain qualified professionals; (iv) accurately estimate the time and resources necessary for the delivery of our services; (v) build and maintain marketing relationships with leading software vendors while occasionally competing with their professional services organizations; (vi) compete with emerging alternative economic models for delivery, such as offshore development; and

(vii) identify and successfully offer the solutions that clients demand; as well as other factors discussed from time to time in our SEC filings.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. All forward-looking statements included in this document are made as of the date hereof, based on information available to Inforte on the date thereof, and Inforte assumes no obligation to update any forward-looking statements.

About COMPENDIT, Inc.

COMPENDIT offers premier, industry leading Business Intelligence services that allow SAP customers to strategically analyze information and accurately forecast for optimized operations, better customer service and improved bottom line performance, by leveraging SAP BW. By applying analytics solutions and innovative technologies, such as portals across the enterprise and in specific business areas such as Customer Relationship and Supply Chain Management, COMPENDIT's unparalleled service offerings help companies "unlock" their information across both SAP and other applications, and integrate external data sources. Founded in 1999, COMPENDIT is headquartered in Chicago, with office locations in Germany.

About Inforte Corp.

Inforte Corp. is a customer strategy and solutions consultancy that helps clients improve performance by tying together customer and corporate strategy. Inforte combines strong business and operational planning with innovative software solutions to ensure its Global 2000 client base serves the right customers in the right ways to generate the greatest return. Founded in 1993, Inforte is headquartered in Chicago and has offices in Atlanta; Dallas; Delhi, India; London, United Kingdom; Los Angeles; New York; San Francisco and Washington, D.C.